EXHIBIT 99.4








SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

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HARRIET RADWELL,
                                                 Index No. 118835/95
          Plaintiff,

            -against-                            COMPLAINT

ROBERT P. BAUMAN, NICHOLAS F. BRADY,
WARREN E. BUFFETT, DANIEL B. BURKE,              CLASS ACTION
FRANK T. CARY, JOHN B. FAIRCHILD,
LEONARD H. GOLDENSON, ROBERT A. IGER,
FRANK S. JONES, ANN DIBBLE JORDAN,
JOHN H. MULLER, JR., THOMAS S. MURPHY,
WYNDHAM ROBERTSON, M. CABELL
WOODWARD, JR., THE WALT DISNEY COMPANY
and CAPITAL CITIES/ABC, INC.

         Defendants.

- ---------------------------------------


          Plaintiff, as and for her complaint, alleges as follows upon information and belief except as to paragraph 2, which is alleged upon knowledge. Plaintiff's information and belief is based upon, inter alia, the investigation made by plaintiff by and through her counsel.

          1. Plaintiff brings this action on behalf of the public holders of the outstanding common stock of Capital Cities/ABC, Inc. ("ABC" or "the Company") for injunctive and other relief in connection with the proposed acquisition of ABC by The Walt Disney Company
("Disney") for an unfair and inadequate price.



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          2. Plaintiff is and was at all times relevant hereto a
common stockholder of ABC.

          3. (a) ABC is a New York corporation with principal executive offices at 77 West 66th Street, New York, New York. ABC, directly or through its subsidiaries, operates the ABC Television Network, eight television stations, the ABC Radio Networks and 21 radio stations, and provides programming for cable television. The Company, through joint ventures, is engaged in international broadcast/cable services and television production and distribution. The Company also publishes daily and weekly newspapers, shopping guides, various specialized and business periodicals and books, provides research services and also distributes information from databases.

          (b) As of February 28, 1995, ABC had over 154 million shares of common stock outstanding.

          4. Defendants Robert P. Bauman, Nicholas F. Brady, Warren E. Buffett, Daniel B. Burke, Frank T. Cary, John B. Fairchild, Leonard H. Goldenson, Robert A. Iger, Frank S. Jones, Ann Dibble Jordan, John H. Muller, Jr., Thomas S. Murphy, Wyndham Robertson and M. Cabell Woodward, Jr. (hereinafter collectively referred to as the "Individual Defendants") are each members of ABC's Board of Directors. In addition, defendant Murphy is Chairman of the Board and






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Chief Executive Officer of the Company, and defendant Iger
is President and Chief Operating Officer of the Company.

          5. The Individual Defendants owed and owe ABC and its public stockholders fiduciary obligations and were and are required to: use their ability to manage ABC in a fair, just and equitable manner; act in furtherance of the best interests of ABC and its stockholders; act to maximize stockholder value; govern ABC in such a manner as to heed the expressed views of its public shareholders; refrain from abusing their positions of control; and not favor their own interests at the expense of ABC and its stockholders. By reason of their fiduciary relationships, these defendants owed and owe plaintiff and other members of the Class (as hereinafter defined) the highest obligation of good faith, fair dealing, loyalty and due care.

          6. Defendant Disney is a Delaware corporation with principal executive offices in Burbank, California. Its principal operating segments are Filmed Entertainment; Theme Parks and Resorts; and
Consumer Products.

          7. Each defendant herein is sued individually as a co-conspirator and aider and abettor, as well as in his or her capacity as a director or officer of the Company, and the liability of each arises from the fact that each






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defendant has engaged in all or part of the unlawful acts,
plans, schemes, or transactions complained of herein.

                       CLASS ACTION ALLEGATIONS

          8. Plaintiff brings this lawsuit pursuant to CPLR ss. 901 on behalf of herself and all other shareholders of ABC (except defendants herein and any person, firm, trust, corporation or other entity related to, controlled by or affiliated with any of the defendants and any of their successors in interest (the "Class")).

          9. This action is properly maintainable as a class action for the following reasons:

          (a) The Class is so numerous that joinder of all Class members is impracticable. As of February 28, 1995, ABC had over 154 million shares of common stock outstanding. Members of the Class are scattered throughout the United States and are so numerous as to make it impracticable to bring them all before this Court.

          (b) There are questions of law and fact which are common to members of the Class and which predominate over any questions affecting only individual members. The common questions include, inter alia, the following:






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               (i) whether the Individual Defendants have breached
          their fiduciary duties owed by them to plaintiff and the other members of the Class by causing ABC to enter into an agreement to merge with Disney;

               (ii) whether the Individual Defendants have failed, in violation of their fiduciary duties, to hold a fair auction or otherwise engage in a market check;

               (iii) whether Disney is offering unfair and inadequate consideration for acquiring complete ownership and control of ABC;

               (iv) whether the Individual Defendants have failed, in violation of their fiduciary duties, to maximize shareholder value in connection with the proposed merger;

               (v) whether plaintiff and the other members of the Class will be irreparably damaged if the transaction alleged herein is not enjoined;

               (vi) whether the Individual Defendants have breached or aided and abetted the breach of the fiduciary and other common law duties owed by them to plaintiff and other members of the Class; and






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               (vii) whether plaintiff and other members of the Class
          are being and will continue to be injured by the wrongful conduct alleged herein and, if so, what is the proper remedy and/or measure of damages.

          (c) The claims of plaintiff are typical of the claims of other members of the Class and plaintiff has no interests that are adverse or antagonistic to the interests of the Class.

          (d) Plaintiff is committed to the vigorous prosecution of this action and has retained competent counsel experienced in litigation of this nature. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

          (e) Plaintiff anticipates that there will not be any difficulty in the management of this litigation as a class action.

          10. For the reasons stated herein, a class action is superior to any other method available for the fair and efficient adjudication of this controversy since it would be impractical and undesirable for each of the members of the Class who has suffered or will suffer damages to bring separate actions in various parts of the country. Classwide






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remedies will assure uniform standards of conduct for the
Individual Defendants and avoid the risk of inconsistent judgments.

                       SUBSTANTIVE ALLEGATIONS

          11. As discussed below, ABC's recent operating results have been outstanding. In the fourth quarter of 1994, ABC's earnings were $1.56 per share, up 51% compared to the fourth quarter of 1993, and handily beating Wall Street's consensus estimate of $1.42 per share. As publicly announced on February 6, 1995:

          The ABC Television Network reported a significant gain in operating income as it continues to enjoy strong advertiser demand. Earnings at ESPN were up significantly, while television stations and radio operations also reported substantial gains. Publishing earnings increased 17%, reflecting moderate increases at the newspapers and significant gains at the specialized publications.

          12. The Company's 1995 first quarter results were equally impressive. As publicly announced by the Company on April 20, 1995:

          o Earnings per share for the first quarter were a record $1.02, vs. $0.76 in 1994.

          o Net revenues for the first quarter of 1995 were $1,606,815,000, an increase of 14 percent from 1994.

          o    Broadcasting revenues rose 16 percent. The ABC
               Television Network and company-owned local television stations reported a significant increase in revenues, helped by ABC coverage of the SuperBowl football game.






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          o    ESPN, the Company's television sports service,
               continued to report significant revenue increases, while radio revenues rose moderately on stepped-up advertiser demand and radio station acquisitions. ESPN and radio also had significant earnings gains.

          o Publishing revenues rose seven percent, with newspaper operations reporting somewhat stronger gains than the specialized publications. Publications earnings increased 11 percent.

          13. Although moderately lower than analyst expectations, the Company also experienced increasing financial results for the second quarter of 1995. As publicly reported on July 25, 1995:

          o Net income rose 10 percent, to $208.9 million, or $1.36 a share, from $189.5 million, or $1.23, in the quarter a year earlier. Revenue increased 7.2 percent, to $1.65 billion.

          o The broadcasting group had operating profit of $33 million, up 4.8 percent from $307.3 million a year ago. Revenue increased nearly 8 percent to $1.36 billion from $1.26 billion.

          o Second-quarter performance of ABC was up because of "stronger advertising demand," which offset "modest" increases in operating expenses.

          14. ABC's outstanding financial performance has also resulted in a substantial increase in the price of its common stock. On May 1, 1995, for example, ABC's common stock closed at $83 1/2 per share. Less than two months






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later, on June 22, 1995, the stock reached a high of
$109 1/2 per share.

          15. On July 31, 1995, ABC and Disney publicly announced that the companies had agreed to merge. Under the terms of the proposed transaction, ABC shareholders will have the right to receive one share of Disney common stock and $65 in cash for their shares. At current share prices, the value of the transaction is approximately $19 billion.

          16. As a result of the transaction, ABC will become a wholly-owned subsidiary of Disney. The combined enterprise will be led by Michael D. Eisner who will be Chairman and Chief Executive Officer. Defendant Murphy will relinquish his positions at ABC and join
Disney's Board of Directors. Defendant Iger will continue in his role as President of ABC.

          17. Based on the closing price of Disney's common stock on July 28, 1995, ABC shareholders will receive approximately $122 for each of their ABC shares. This represents a premium of less then 12% as compared to the price of ABC's common shares on June 22, 1995.

          18. Moreover, ABC shareholders are apparently not receiving any price protection in the form of a "collar" to cushion against future decline in Disney's stock price. The tremendous upsurge in ABC's business reflected in recent






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financial quarters is not similarly reflected in the
acquisition price. As a result, the value of class members' investment in ABC has been unfairly capped.

          19. The terms of the proposed transaction were not the result of an auction process or active market check; they were arrived at without a full and thorough investigation by the Individual
Defendants; and they are intrinsically unfair and inadequate from the standpoint of ABC's shareholders.

          20. The Individual Defendants failed to make an informed decision, as no market check of the Company's value was obtained. In agreeing to the merger, the Individual Defendants failed to properly inform themselves of ABC's highest transactional value.

          21. The Individual Defendants have violated the fiduciary duties owed to the public shareholders of ABC. The Individual Defendants' agreement to the terms of the transaction, its timing, and the failure to auction the Company and invite other bidders, and defendants' failure to provide a market check demonstrate a clear absence of the exercise of due care and of loyalty to ABC's public shareholders.






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          22. The Individual Defendants' fiduciary obligations under these circumstances require them to:

          (a) undertake an appropriate evaluation of ABC's net worth as a merger/acquisition candidate;

          (b) actively evaluate the proposed transaction and engage in a meaningful auction with third parties in an attempt to obtain the best value for ABC's shareholders;

          (c) act independently so that the interests of ABC's shareholders will be protected and enhanced; and

          (d) adequately ensure that no conflicts of interest exist between the Individual Defendants' own interests and their fiduciary obligation to maximize shareholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of ABC's public shareholders.

          23. The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their decision to merge with Disney without making any effort to obtain the best offer possible.

          24. Plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of ABC's






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assets and business, and have been and will be prevented
from obtaining a fair price for their shares of ABC's common stock.

          25. By reason of the foregoing, each member of the Class is suffering irreparable injury and damages.

          26. Plaintiff and other members of the Class have no adequate remedy at law.


          WHEREFORE, plaintiff and members of the Class demand judgment against defendants as follows:

          A. Declaring that this action is properly maintainable as a class action and certifying plaintiff as the representative of the Class;

          B. Declaring that defendants have breached and are breaching their fiduciary and other duties to plaintiff and other members of the Class;

          C. Declaring that the proposal is a legal nullity;

          D. Preliminarily and permanently enjoining defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the proposed transaction;

          E. In the event that the proposed transaction is consummated, rescinding it and setting it aside;






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          F. Awarding compensatory damages against defendants
     individually and severally in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law, arising from the proposed transaction;

          G. Awarding plaintiff her costs and disbursements and reasonable allowances for fees of plaintiff's counsel and experts and reimbursement of expenses; and

          H. Granting plaintiff and the Class such other and further relief as the Court may deem just and proper.

Dated: July 31, 1995


                                       David J. Bershad
                                       Steven G. Schulman
                                       Lee S. Shalov
                                       MILBERG WEISS BERSHAD
                                         HYNES & LERACH
                                       One Pennsylvania Plaza
                                       New York, NY 10119-0165
                                       (212) 594-5300